Pricing Supplement Dated December 7, 1999                  Rule 424(b) (2)
(To Prospectus dated July 31, 1997, and                    File No. 333-31493
Prospectus Supplement dated November 14,1997)

                       MONONGAHELA POWER COMPANY
                    Medium-Term Notes - Fixed Rate

Principal Amount:  $110,000,000             Interest Rate:  7.36%

Agents Discount or Commission: .625%        Stated Maturity Date:  01/15/2010

Nets Proceeds to Issuer: $109,312,500       Original Issue Date:  12/10/1999

Interest Payment Date(s):  March 1 and September 1

Redemption:

: X  The Notes cannot be redeemed prior to the Stated Maturity Date.
:    The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage: ______%
     Annual  Redemption Percentage Reduction: ____%  until Redemption
       Percentage is 100% of the Principal Amount.

Optional Repayment:
: X  The Notes cannot be repaid prior to the Stated Maturity Date
:    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Date(s):
     Repayment Price: ______ %

Currency:
     Specified  Currency: ____________US____________   (If other than
       U.S. dollars, see attached)
     Minimum  Denominations: ________________    (Applicable  only  if
       Specified Currency is other than U.S. dollars)

Original Issue Discount: : Yes     : No   X
   Total Amount of OID:                 Yield to Maturity:
   Initial Accrual Period:                   Issue Price:     ____%

Form:  X:  Book-Entry    : Certificated

Agent:    Merrill Lynch & Co              $36,045,000

          Goldman Sachs                    36,955,000

          J. P. Morgan Securities, Inc.    37,000,000

Agent acting in the capacity as indicated below:
     X:  Agent        :Principal

If as principal:
     :     The  Notes are being offered at varying prices  related  to prevailing market prices at the time of resale.
     :     The  Notes  are  being offered at a  fixed  initial  public
             offering price of      % of Principal Amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:
            Unsecured                 CUSIP NO. 61020FAF1


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                   RIDER TO PRICING SUPPLEMENT


          In recent years the regulatory environment governing

the electric utility industry in the various states has been undergoing substantial change.  If the regulatory environment changes in West Virginia in a manner which leads to a

restructuring of the utility industry in that state, the Company might at some future time determine to transfer its generating assets to a sister company, Allegheny Energy Supply.  In that case, the Company may be required to alter its capital structure.

Although the West Virginia Public Service Commission has been considering the question of restructuring, and informal

negotiations have taken place among interested parties, no

agreements have been reached to date and it is unclear when, if ever, such a restructuring might be implemented.  In November

1999, in connection with implementation of the restructuring mandated by the Pennsylvania Competition Act, the Company's

sister company, West Penn Power Company, completed transactions in which all of West Penn's generating assets were transferred to

Allegheny Energy Supply.